                                                                                        Exhibit 99

                          FOR IMMEDIATE RELEASE

                                                       May 8, 2008

BALANCED TRAFFIC MIX DRIVES SUCCESS,
MOORMAN TELLS STOCKHOLDERS AT ANNUAL MEETING

NORFOLK, VA - A balanced mix of traffic has enabled Norfolk Southern Corporation (NYSE:

NSC) to post solid financial and operating performance  in spite of softness in the housing and automotive markets, said Chief Executive Officer Wick Moorman during the company's 26th annual stockholders meeting, held today in Norfolk, Va.

         "Our results speak volumes for something that we talk about all the time - the strength of our balanced portfolio of business," Moorman said. "We're really seeing two different economies out there in that a large component of our business is very healthy. Our agricultural business and anything having to do with commodities are very strong, along with coal, steel, metals, and some other business. At the same time, we are seeing the ongoing effects of slowdowns in housing-

related and automotive-related transportation business."

           Moorman said that factors supporting long-term growth in rail freight demand, including higher fuel prices, increased highway congestion, and truck driver shortages, "all remain in place,

and we're confident that volume growth will resume as the economy rebounds. We continue planning for a future that we have every reason to believe is bright for our company and our industry."

            In official business, stockholders re-elected four directors: Gerald L. Baliles, director of the

Miller Center of Public Affairs at the University of Virginia; Gene R. Carter, executive director and chief executive officer of the Association for Supervision and Curriculum Development; Karen N.

Horn, a partner with Brock Capital Group, former president of the Federal Reserve Bank of

Cleveland, and former chair and chief executive officer of Bank One, Cleveland, N.A.; and retired

Navy Adm. J. Paul Reason, a member of the Naval Studies Board of the National Academy of

Sciences, and former commander in chief of the U.S. Atlantic Fleet. Stockholders also ratified the appointment of KPMG LLP as auditors.

            Norfolk Southern Corporation is one of the nation's premier transportation companies. Its

Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

            Any statements contained in this news release that are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, noted in Norfolk

Southern's filings with the SEC, which could cause actual results to differ.

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Norfolk Southern contacts:
(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)
(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)